Exhibit 99.1

MOST HOME CORP. ANNOUNCES Q1 RESULTS

December 22, 2003 - Vancouver, B.C., Canada - Ken Galpin, the President and CEO of Most Home Corp. (OTC BB: MHME) a rapidly growing leader in the Internet real estate services field, is pleased to announce its results for the first quarter of fiscal 2004 ended October 31, 2003.

Most Home Corp. ("Most Home™") reported net income of $58,862 or 0 cents per share on revenues of $499,968 for the quarter ended October 31, 2003, compared to a net loss of $83,434, or 0 cents per share on revenues of $315,557 for the comparable quarter in fiscal 2003. Most Home™'s gross margin was $326,172 (65.2%) for fiscal 2004 compared to a gross profit margin of $206,884 (65.6%) for fiscal 2003. Revenues for the first quarter of fiscal 2004 increased by $184,411 (58.4%) over the first quarter of fiscal 2003, while gross margin increased by $119,288 (57.7%).

"We are extremely pleased to report continued profitability following our first profitable quarter in Q4 of fiscal 2003. These results reflect the significant efforts on the part of our growing staff to extend our sales and minimize costs. As we look forward, we are excited about the opportunities to expand our U.S. sales activities. We anticipate that in the remainder of fiscal 2004 we will see the development of several key accounts in five targeted regions. While the acquisition of these key accounts will increase our costs, we are hopeful that revenues from such accounts can be realized quickly enough to satisfy our profitability targets.", Mr. Galpin stated.

For more information, see our financial statements for the quarter ended October 31, 2003 filed on Form 10Q-SB at www.sec.gov.

Conference Call

A conference call will be held at 11 AM PST (2PM EST) on Tuesday, December 23, 2003. To join the conference call please dial 1-888-458-1598 using pass code #68884 and the operator will greet you. Please dial in 5 - 10 minutes before the scheduled time and feel free to ask questions following the presentation. The call will also be archived on the Company's website, www.mosthome.com within 48 hours.

About Most Home

Most Home Corp. is a real estate services company providing its ClientBuilder for Brokers™ and ClientBuilder for Agents™ technology solutions for agents, brokers and real estate franchises. Most Home™'s broker and agent web solutions, incorporating its proprietary lead generation, qualification and management system, represent the next generation in web service technology and customer relationship management.

Most Home Corp. also operates Most Referred Real Estate Agents Inc. Established in 1997; Most Referred® is a licensed real estate company in B.C., Canada and is engaged in the business of acquiring and qualifying real estate leads for its network of over 5,000 peer-selected real estate agents in some 2,600 market centers across the United States and Canada.

Most Home Corp. maintains a corporate Internet site at http://www.mosthome.com.

kgalpin@mosthome.com

ON BEHALF OF THE BOARD OF DIRECTORS OF _/signed/_________________________________ Ken Galpin President - CEO FOR MORE INFORMATION PLEASE CONTACT Web: http://investor.mosthome.com

For further information or to be included on our email update list, please contact:

Brad Long / Investor Relations

Most Home Corp.

79 Tyee Drive, Suite 205

Point Roberts, WA  98281 USA

Toll Free:  877-360-0988 (US & Canada)

Direct:      360-945-2490 (Pacific Standard Time)

Fax:         360-945-2491

Email:      blong@mosthome.com

Website:  www.mosthome.com

Certain information and statements included in this news release constitute "forward-looking'' statements within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the results, performance, or achievements of Most Home Corp. to be materially different from any future results, performance, or achievements expressed or implied in such forward-looking statements.